Exhibit 99.1

	CONTACTS:	R. Brian Hanson
Chief Financial Officer
Input/Output (281) 879-3672

Jack Lascar, Partner
Karen Roan, SVP
FOR IMMEDIATE RELEASE		DRG&E (713) 529-6600
I/O REPORTS STRONG SECOND QUARTER 2006 RESULTS
Revenues rose 56% to $141 million
Earnings doubled to $0.16 per diluted share
Company maintains 2006 guidance
HOUSTON – August 9, 2006 – Input/Output, Inc. (NYSE: IO) today announced second quarter 2006 net income of $14.4 million, or $0.18 earnings per basic share, $0.16 per diluted share, on revenues of $141.0 million compared to restated net income of $6.9 million, or $0.09 earnings per basic share, $0.08 earnings per diluted share, on restated revenues of $90.2 million for the same period a year ago
          Bob Peebler, I/O’s President and Chief Executive Officer, said, “We had an exceptionally strong quarter, reflecting improvement in all of our business units and a strong industry environment. As we mentioned last quarter, this is a lumpy business, and some revenues we expected in the first quarter actually ended up in the second quarter. In addition, we had exceptional results from GXT this quarter with stronger than expected library sales.
          “Our marine business showed strength across the board, reflecting a robust worldwide marine market. We generated strong sales in our positioning products, in VectorSeis® Ocean and in our towed streamer product line. The majority of the second VSO order was delivered to the customer during the quarter and contributed to marine’s exceptional results. GXT continued to deliver impressive results in multi-client, processing and data library sales. On the land side the market remains strong, and we saw improvement in our System Four sales, as well as continued strength in our Sensor and vibroseis units. Overall, our underlying business is solid, and we remain optimistic about the prospects for FireFly™, both from an image quality and productivity perspective. The FireFly engineering program is on schedule with ongoing early field testing with the goal of shooting the first program for BP starting in the fourth quarter of 2006.”
SECOND QUARTER 2006
          Marine Imaging Systems revenues more than doubled to $38.5 million from $16.8 million a year ago, driven by robust sales of the company’s positioning products, the final delivery of the second VSO shipment, as well as a solid contribution from the towed streamer product line. These strong marine results were aided by the fulfillment of approximately $10 million in VSO sales that were originally planned for the first quarter but slipped into the second quarter due to third party manufacturing delays.
          Seismic Imaging Solutions revenues increased 46 percent to $47.0 million during the second quarter compared to $32.2 million a year ago, attributable to strong multi-client acquisition and processing revenues and a very large data library sale. Multi-client revenues were helped by the near completion during the quarter of a large multi-client project that was delayed during the first quarter due to a super tanker accidentally running over the survey boat streamers.
          Land Imaging Systems revenues increased 33 percent to $49.8 million from $37.4 million a year ago, driven by a record quarter from vibroseis, continued strong performance from Sensor geophone sales, as well as an improvement in land system sales.
          Gross margin for the second quarter was 33 percent compared to 31 percent for the same period a year ago and 28 percent for the first quarter of 2006. The gross margin increase primarily reflects strength at GXT and Concept Systems, somewhat offset by lower margins in Land Imaging Systems. Operating expenses for the second quarter were 21 percent of revenues as compared to 21 percent of revenues for the second quarter of 2005 and 29 percent of revenues in the first quarter of 2006. The second quarter reflects a $2.9 million increase in marketing and sales expenses for I/O’s continued development of a strong global sales and marketing organization and over $2 million in R&D attributable to FireFly. Additionally, general and administrative expenses were $4.4 million higher than the comparable quarter last year primarily due to increased professional and accounting fees, an increase in expected bonus expenses for 2006 based on the results of operations and expenses for stock-based compensation. In total, the company incurred $1.4 million related to the expensing of stock-based compensation. Income from operations in the second quarter nearly doubled to $17.4 million compared to $9.1 million in the second quarter of 2005. Adjusted EBITDA (earnings before net interest expense, taxes, depreciation and amortization) for the second quarter improved to $29.2 million compared to $17.7 million in the second quarter of 2005. A reconciliation of adjusted EBITDA to reported earnings can be found at the end of this press release.
YEAR TO DATE 2006
          Revenues for the first six months ended June 30, 2006 increased 49 percent to $227.3 million compared to $152.2 million for the first six months of 2005. Gross margin for the first six months of 2006 rose to 31 percent compared to 26 percent in the comparable period of 2005.
          Adjusted EBITDA for the first six months almost doubled to $34.8 million from $18.6 million in the same period of 2005. Income from operations for the first half of 2006 was $16.3 million compared to $1.6 million in the first half of 2005. For the first six months of 2006, I/O reported net income of $11.0 million, or $0.14 per share (basic and diluted), compared to a net loss of $1.2 million, or $0.01 loss per share, for the first six months of 2005.
OUTLOOK
          The following statements are based on our current expectations. These statements are forward looking and actual results may differ materially. Factors affecting these forward-looking statements are detailed below.
          Mr. Peebler stated, “Based on our first half results and our pipeline of business, we remain optimistic about the remainder of the year and reaffirm our annual revenue guidance of $410 to $450 million, with earnings ranging between $0.20 and $0.35 per diluted share. This includes our expectation of approximately $10 million in FireFly expenses for the full year. We believe that the second half of the year will be skewed towards the fourth quarter due to the backlog of large marine sales scheduled for the fourth quarter, the normal shape of the data library business with its pattern of strong year-end spending, and improving land System Four sales and margins resulting from our new lower cost system releases. Overall, our business of seismic equipment and processing services is expected to remain strong as the industry continues to refocus on exploration, and this bodes well for the remainder of 2006.”
CONFERENCE CALL
          I/O has scheduled a conference call for Thursday, August 10, 2006, at 9:00 a.m. Eastern Time. To participate in the conference call, dial 303-262-2138 at least 10 minutes before the call begins and ask for the Input/Output conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until August 17, 2006. To access the replay, dial 303-590-3000 and use pass code 11066390.
          Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.i-o.com. Also, an archive of the web cast will be available shortly after the call on the company’s website.
I/O is a leading, technology-focused seismic solutions provider. The company provides cutting-edge seismic acquisition equipment, software, and planning and seismic processing services to the global oil and gas industry. I/O’s technologies are applied in both land and marine environments, in traditional 2D and 3D surveys, and in rapidly growing areas like time-lapse (4D) reservoir monitoring and full-wave imaging. Headquartered in Houston, Texas, I/O has regional offices in Canada, Latin America, Europe, China, Russia, Africa and the Middle East. Additional information is available at www.i-o.com.
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal 2006, and estimated gross margins, EBITDA and operating expenses as a percentage of revenue for fiscal 2006, future sales and market growth, and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with competitor’s product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.
Tables to follow

INPUT/OUTPUT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(In thousands, except per share amounts)
Product revenues	$93,978	$57,918	$160,012	$102,499
Service revenues	47,013	32,249	67,328	49,710

Total net revenues	140,991	90,167	227,340	152,209

Cost of products	67,448	40,611	114,123	73,407
Cost of services	26,585	21,593	42,497	39,965

Total cost of sales	94,033	62,204	156,620	113,372

Gross profit	46,958	27,963	70,720	38,837

Operating expenses (income):
Research and development	8,189	4,779	15,270	9,334
Marketing and sales	10,470	7,522	18,645	15,009
General and administrative	10,930	6,494	20,563	12,799
(Gain) loss on sale of assets	(24)	81	(24)	76

Total operating expenses	29,565	18,876	54,454	37,218

Income from operations	17,393	9,087	16,266	1,619
Interest expense	(1,426)	(1,615)	(2,825)	(3,359)
Interest income	567	193	887	264
Other income (expense)	(603)	24	(622)	65

Income (loss) before income taxes and change in accounting principle	15,931	7,689	13,706	(1,411)
Income tax expense (benefit)	971	363	1,913	(852)

Net income (loss) before change in accounting principle	14,960	7,326	11,793	(559)
Cumulative effect of change in accounting principle	—	—	398	—

Net income (loss)	14,960	7,326	12,191	(559)
Preferred stock dividends and accretion	600	422	1,165	616

Net income (loss) applicable to common shares	$14,360	$6,904	$11,026	$(1,175)

Basic income (loss) per share:
Net income (loss) per basic share before change in accounting principle	$0.18	$0.09	$0.13	$(0.01)
Cumulative effect of change in accounting principle	—	—	0.01	—

Net income (loss) per basic share	$0.18	$0.09	$0.14	$(0.01)

Diluted income (loss) per share:
Net income (loss) per diluted share before change in accounting principle	$0.16	$0.08	$0.13	$(0.01)
Cumulative effect of change in accounting principle	—	—	0.01	—

Net income (loss) per diluted share	$0.16	$0.08	$0.14	$(0.01)

Weighted average number of common shares outstanding:
Basic	79,308	78,745	79,222	78,694
Diluted	98,893	93,565	80,919	78,694

INPUT/OUTPUT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	December 31,
	2006	2005
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$33,909	$15,853
Restricted cash	1,255	1,532
Accounts receivable, net	118,408	120,880
Current portion of notes receivable, net	5,374	8,372
Unbilled receivables	22,576	15,070
Inventories	95,026	81,428
Prepaid expenses and other current assets	7,747	10,919

Total current assets	284,295	254,054
Notes receivable	6,258	6,508
Non-current deferred income tax asset	3,183	3,183
Property, plant and equipment, net	31,174	28,997
Multi-client data library, net	25,738	18,996
Investments at cost	4,254	4,000
Goodwill	153,847	154,794
Intangible and other assets, net	64,768	67,329

Total assets	$573,517	$537,861

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and current maturities of long-term debt	$4,777	$4,405
Accounts payable	28,460	31,938
Accrued expenses	35,515	29,867
Accrued multi-client data library royalties	27,192	18,961
Deferred revenue	21,639	11,939
Deferred income tax liability	3,183	3,183

Total current liabilities	120,766	100,293
Long-term debt, net of current maturities	70,505	71,541
Non-current deferred income tax liability	4,183	4,304
Other long-term liabilities	4,925	4,340

Total liabilities	200,379	180,478

Cumulative convertible preferred stock	29,913	29,838
Stockholders’ equity:
Common stock	803	807
Additional paid-in capital	487,404	487,232
Accumulated deficit	(138,981)	(150,007)
Accumulated other comprehensive loss	(72)	(728)
Treasury stock, at cost	(5,929)	(5,968)
Unamortized restricted stock compensation	—	(3,791)

Total stockholders’ equity	343,225	327,545

Total liabilities and stockholders’ equity	$573,517	$537,861

Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measures)
(In thousands)
(Unaudited)
     Adjusted EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principles (GAAP). We believe that adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of adjusted EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income (loss) applicable to common shares	$14,360	$6,904	$11,026	$(1,175)
Interest expense	1,426	1,615	2,825	3,359
Interest income	(567)	(193)	(887)	(264)
Income tax expense (benefit)	971	363	1,913	(852)
Depreciation and amortization expense	12,977	8,994	19,918	17,569

Adjusted EBITDA	$29,167	$17,683	$34,795	$18,637

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